SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985/892-5521 x 117

SCP POOL CORPORATION REPORTS FIRST QUARTER RESULTS

_________________

COVINGTON, La. (April 17, 2001) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM:POOL) today reported results for the first quarter of 2001.

Net sales for the three months ended March 31, 2001 increased $34.4 million, or 28%, to $155.5 million, compared to $121.1 million in the comparable 2000 period. Service centers acquired in the Superior Pool Products acquisition in 2000 and the pool division of Hughes acquisition in 2001 contributed $34.0 million to the increase. This increase was partially offset by a decline in same store sales of $3.2 million, or 3%, due to unfavorable weather throughout most of the continental U.S.A., excluding Florida. Gross profit margin increased 80 basis points to 24.7% in the first quarter of 2001 from 23.9% for the same period last year. Operating income for the quarter increased to $3.3 million from $2.7 million for the same quarter last year, remaining unchanged as a percentage of net sales at 2.2%. Net income for the first quarter decreased to $1.0 million, or $0.06 per share diluted, compared to $1.2 million, or $0.07 per share diluted, for the same quarter last year.

On a pro forma basis, excluding the dilutive impact from the Superior Pool Products and Hughes Supply acquisitions, earnings per share for the first quarter of 2001 would have been $0.08 per share versus $0.07 per share for the same quarter last year. The primary factor impacting the difference between pro forma and actual earnings per share is interest expense associated with the additional debt used to finance the aforementioned acquisitions.

“Despite the unusually wet weather in the South and the prolonged winter in the North, the strength of our operations enabled us to realize our earnings objective for the quarter,” commented Manuel Perez de la Mesa, President. “Although dilutive in the first quarter, our newest strategic acquisitions are poised to contribute to SCP’s earnings in 2001 and provide an additional platform for future earnings growth.”

"SETTING THE STANDARDS IN DISTRIBUTION"
4th Floor • 109 Northpark Boulevard • Covington, LA 70433-5001 • Phone (985) 892-5521
Corporate Fax (985) 892-1657 • Accounting Fax (985) 892-3769 • Marketing Fax (985) 892-0667
Human Resources Fax (985) 892-0517 • Investor Relations Fax (985) 809-1045

POOL Reports First Quarter 2001 Results

April 17, 2001

“We are pleased with our results under the circumstances and are confident in the long term growth possibilities for SCP and the entire swimming pool industry,” remarked W.B. Sexton, Chairman.

Same store sales growth is calculated using a 15-month convention, whereby all newly opened service centers, all newly acquired service centers and all service centers which are consolidated with newly acquired or opened service centers are excluded from the calculation for a period of 15 months. At March 31, 2001, there were 97 service centers included in the calculation of same store sales. Of the excluded service centers, 7 were new service centers open less than 15 months, 53 service centers were acquired through acquisitions within the last 15 months and 4 service centers were excluded due to new service center openings in the respective market areas within the last 15 months.

SCP Pool Corporation is the largest independent distributor of swimming pool supplies and related products. As of April 17, 2001, the Company operates 161 service centers in 35 states, the United Kingdom and France, through which it distributes more than 60,000 national brand and private label products to approximately 38,000 customers.

The above statements regarding future periods which are not historical facts are forward-looking statements that involve risk and uncertainties, including, but not limited to, factors related to (i) the sensitivity of the swimming pool business to weather conditions; (ii) the intense competition and low barriers to entry in the swimming pool supply industry; (iii) the sensitivity of the swimming pool supply business to general economic conditions; (iv) the Company’s ability to identify appropriate acquisition candidates, complete acquisitions on satisfactory terms and successfully integrate acquired businesses; (v) the Company’s ability to obtain financing on satisfactory terms; (vi) the risk of fire, safety and casualty losses and related liabilities claims inherent in the storage and repackaging of chemicals sold by the Company; (vii) the Company’s ability to remain in compliance with the numerous environmental, health and safety requirements to which it is subject; and (viii) the other factors discussed in the Company’s filings with the Securities and Exchange Commission. Such factors could affect the Company’s actual results and could cause such results to differ materially from the company’s expectations described above.

POOL Reports First Quarter 2001 Results

April 17, 2001

Consolidated Statements of Income

(Dollars, in thousands except per share data)	Three Months
(Unaudited)	Ended
	March 31,
	2001	2000

Net sales	155,514	121,084
Cost of sales	117,103	92,109

Gross profit	38,411	28,975
Selling and administrative expenses	34,530	25,856
Goodwill amortization	536	440

Operating income	3,345	2,679

Other income (expense)
Interest expense	(1,487)	(714)
Amortization expense	(363)	(222)
Miscellaneous income	213	238

	(1,637)	(698)

Income before income taxes	1,708	1,981
Income taxes	666	739

Net income	1,042	1,242

Net income per share of common stock
Basic	0.06	0.07
Diluted	0.06	0.07

Average shares outstanding
Basic	17,034	17,052
Diluted	17,879	17,695